SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549

                                    Form 8-K

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



Date of the Report:  January 23, 1997             Commission file number 1-5805
                     ----------------                                    ------



                         THE CHASE MANHATTAN CORPORATION
             (Exact name of registrant as specified in its charter)



     Delaware                                       13-2624428
(State or other jurisdiction                      (I.R.S. Employer
 of incorporation)                                 Identification No.)



     270 Park Avenue, New York, NY                      10017
(Address of principal executive offices)              (Zip Code)





        Registrant's telephone number, including area code (212) 270-6000




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Item 5. Other Events

         On January 21, 1997, The Chase Manhattan Corporation (the "Corporation") reported that net income for full year 1996 was $3.586 billion, excluding merger-related restructuring costs, and was $2.461 billion including merger-related costs. Net income in the fourth quarter of 1996 was $901 million, excluding merger-related restructuring costs, and was $836 million including merger-related costs.

         Also on January 21, 1997, the Corporation announced that Edward D. Miller, Senior Vice Chairman, will retire on April 1, and that Thomas G. Labrecque, President and Chief Operating Officer, would assume leadership of the Corporation's regional banking and nationwide consumer businesses as well as information technology, operations and administration at the Corporation.

         In connection with reporting its 1996 year-end and fourth quarter results, management of the Corporation stated that (i) it currently expects the Corporation to realize annual revenue growth, on an "operating basis" (that is, on a basis that excludes special one-time items and the effects of securitizations), of approximately 6%-8% in 1997, and (ii) it continued to target as financial goals for the Corporation double digit operating earnings per share growth in each of 1997 and 1998, a return on average common equity of 18% or higher by 1998, and an efficiency ratio in the low 50% range by 1998. With respect to expenses, management indicated that the "underlying operating noninterest expense" of the Corporation (that is, noninterest expense excluding merger-related costs, foreclosed property expense, minority interest expense and non-recurring items and before the effects of any merger-related cost savings) is expected be approximately 5%-6% higher in 1997 than it was in 1996. Management stated that it maintained its belief that the Corporation would realize annual merger-related cost savings of approximately $1.2 billion by the end of 1997 and $1.7 billion by the end of 1998.

         With respect to credit quality, management indicated that it continued to believe that the credit quality of the Corporation's overall commercial and industrial portfolio would remain relatively stable in 1997; that it expected the Corporation to continue over the year to take provisions that were equal to net charge-offs; that, primarily as a result of growth in consumer loans, higher delinquencies in credit card loans and lower recoveries in commercial loans, the total provision in 1997 would be higher than in 1996; and that, specifically, with respect to the Corporation's credit card portfolio, it expected credit card net charge-offs, as a percentage of average managed credit card receivables, to increase modestly in 1997.

         Finally, with respect to the Corporation's capital policies, management of the Corporation noted that the Corporation had purchased $1 billion of its common equity during the fourth quarter of 1996. Management stated that it now expected to purchase equity on a more accelerated time schedule than previously thought, and that therefore it was likely that the previously-announced buy-back program would be completed more quickly than previously anticipated. Management reiterated its disciplined approach to the use of the Corporation's capital, indicating that its current expectation is that the Board of Directors of the Corporation would review the dividend on the Corporation's common stock in the normal course in March 1997 and that management currently anticipates that the dividend policy of the Corporation would continue to be generally to pay a common stock dividend equal to approximately 25%-35% of the Corporation's net income (excluding restructuring costs) and less preferred stock dividends.

         Copies of the Corporation's press releases are attached as exhibits hereto. Those press releases and this Current Report on Form 8-K contain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties and the Corporation's actual results may differ materially from those set forth in such forward-looking statements. Factors that would affect the prospects of the Corporation's business are discussed in the Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 and the Corporation's Annual Report to Stockholders (as filed with the Corporation's Current Report on Form 8-K dated April 16, 1996), to each of which reference is hereby made.







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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits


The following exhibits are filed with this Report:



  Exhibit Number                                     Description

        99.1                    Press Release -   1996 Fourth Quarter Earnings.

        99.2                    Press Release - Senior Vice Chairman Miller
                                                to Retire in  April






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                                    SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.







                         THE CHASE MANHATTAN CORPORATION
                                  (Registrant)



Dated January 23, 1997                    by   _____________________________
                                               Joseph L. Sclafani
                                               Controller
                                               [Principal Accounting Officer]





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                                  EXHIBIT INDEX




Exhibit Number               Description                  Page at Which Located

 99.1                Press Release - 1996 Fourth
                                     Quarter Earnings                  6

 99.2               Press Release - Senior Vice Chairman
                                    Miller to Retire in April         21


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